STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION

Freedom Financial Group, Inc., a corporation organized and existing under and by
virtue  of  the  General   Corporation   Law  of  the  State  of  Delaware  (the
"Corporation") does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the First Amended and Restated Certificate of Incorporation of the Corporation to increase the number of authorized shares of common stock from 19,000,000 to 36,000,000, declaring said amendment to be advisable and directing that the amendment be considered at the next annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

      RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Section 4.1 of Article FOURTH so that, as amended, said Section 4.1 shall be and read as follows:

            4.1 The Corporation shall have authority to issue 36,000,000 shares of common stock, with a par value of $.0001 per share (the "Common Stock"). The shares of Common Stock may be issued for cash, services, property or in exchange for a claim against, an interest in, or a claim for an administrative expense in the Case pursuant to the Plan, upon such conditions or terms as may be determined by the Board of Directors who shall have full power and authority to fix the value of the property or services for which shares may be issued and whose calculations shall be conclusive, and the shares so issued shall be fully paid and non-assessable. Notwithstanding anything herein to the contrary, 9,000,000 shares of the authorized Common Stock shall be reserved pursuant to
      Section 4.4 D (7).

SECOND: That thereafter, the annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 26th day of April, 2005.


                                 By: /s/ Jerald L. Fenstermaker
                                    --------------------------------------------
                                    Jerald L. Fenstermaker, President & CEO